SOUTHWEST AIRLINES REPORTS RECORD FOURTH QUARTER AND ANNUAL PROFIT;
43rd CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS - January 21, 2016 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its fourth quarter and annual 2015 results:

•
Record fourth quarter net income, excluding special items[1], of $591 million, or $.90 per diluted share, compared with fourth quarter 2014 net income, excluding special items, of $404 million, or $.59 per diluted share. This was in line with the First Call consensus estimate of $.90 per diluted share.

•	Record fourth quarter GAAP[2] net income of $536 million, or $.82 per diluted share, compared with fourth quarter 2014 GAAP net income of $190 million, or $.28 per diluted share.

•	Record fourth quarter operating income, excluding special items, of $992 million, resulting in an operating margin[3] of 19.9 percent. Record fourth quarter GAAP operating income of $1.0 billion.

•	Record annual net income, excluding special items, of $2.4 billion, or $3.52 per diluted share, compared with 2014 net income, excluding special items, of $1.4 billion, or $2.01 per diluted share.

•	Record annual GAAP net income of $2.2 billion, or $3.27 per diluted share, compared with 2014 GAAP net income of $1.1 billion, or $1.64 per diluted share.

•	Record annual operating income of $4.0 billion, excluding special items, resulting in an operating margin of 20.1 percent. Record annual GAAP operating income of $4.1 billion.

•	Record annual profitsharing of $620 million, up 74.6 percent from a year ago.

•	Strong annual free cash flow[1] of $1.1 billion; returned $1.4 billion to Shareholders in 2015 through a combination of $180 million in dividends and $1.2 billion in share repurchases.

•	Record return on invested capital, before taxes and excluding special items (ROIC)[1], of 32.7 percent for 2015, as compared with 21.2 percent for 2014.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are extremely pleased to report a record annual net income, excluding special items, of $2.4 billion, or $3.52 per diluted share. We beat 2014's previous record profit per share by 75.1 percent and produced an all-time high ROIC of 32.7 percent. Record revenues, low fuel prices, and continued cost controls resulted in record operating income of $4.0 billion, and a strong operating margin of 20.1 percent, both excluding special items. We generated strong free cash flow of $1.1 billion in 2015, allowing us to return $1.4 billion to Shareholders. Based on our current outlook, we expect strong free cash flow to continue in 2016 and intend to repurchase an additional $500 million of Southwest common stock under an accelerated share repurchase program, which will be launched soon. I am very thankful to our great Southwest People, and I commend them on these exceptional results, which earned them a record $620 million in profitsharing, up 74.6 percent from 2014’s previous record profitsharing contribution of $355 million.

"Net income, excluding special items, was $591 million in fourth quarter 2015, compared with $404 million in fourth quarter 2014, resulting in a 52.5 percent increase in our diluted earnings per share. Total operating revenues grew 7.5 percent to a record $5.0 billion. Considering the 8.3 percent increase in available seat miles, 3.6 percent longer average stage length, higher average seats per trip (gauge), and the high number of markets under development, our fourth quarter 2015 unit revenue performance was solid, especially in a softer yield environment. Strong demand for our low and friendly fares resulted in a record fourth quarter load factor of 84.1 percent, up 2.1 points from fourth quarter 2014. As we begin 2016, we've seen a continuation of strong demand and softer yields. Based on these revenue and booking trends, we currently expect our first quarter 2016 operating unit revenues to be in line with our year-ago performance.

“On the cost side, we continue to benefit from significantly lower jet fuel prices and our fleet modernization. Excluding special items, fourth quarter unit costs declined 6.9 percent year-over-year. Our fourth quarter 2015 economic fuel costs per gallon were $2.03, a decline of 22.5 percent from fourth quarter 2014, resulting in a reduction of $189 million in economic fuel costs, year-over-year. As expected, our annual 2015 economic fuel costs were $1.3 billion lower than 2014. With energy prices near 12-year lows, and assuming current market prices, we are expecting another significant year-over-year decline in economic fuel costs in 2016. Based on our existing fuel derivative contracts and market prices as of January 15, 2016, we currently estimate our first quarter 2016 economic fuel costs will be approximately $1.70 per gallon, compared with $2.00 per gallon in first quarter 2015. Excluding fuel, profitsharing, and special items, our fourth quarter 2015 unit costs declined 1.1 percent, year-over-year.  Based on current cost trends excluding fuel, special items, and profitsharing, we expect modest 2016 unit cost inflation.

"Our network is performing well, and we are pleased with the investments we have made over the past couple of years, particularly at Dallas Love Field. In fourth quarter 2015, we were thrilled to launch international service from Houston in conjunction with the opening of Houston Hobby's international terminal, and demand, thus far, has been encouraging. We ended the year with a 7.2 percent year-over-year increase in available seat miles (capacity), as expected, and we continue to plan for 2016 year-over-year capacity growth in the five to six percent range. We have increased our future aircraft delivery schedule to support our recent decision to accelerate the retirement of our Classic fleet to no later than mid-2018. This decision is expected to reduce operating costs over the acceleration period and improve the Customer experience with better ontime performance and WiFi-equipped 737 aircraft, with a manageable increase in our capital spending.

"As we close out our 43rd consecutive year of profitability, we begin 2016 with much enthusiasm and excitement. Once again, we will strive to grow our route network, unit revenues, margins, and earnings. Our goal is to continue to strengthen our financial position and deliver value to our Employees, Customers, and Shareholders. Based on our current trends and outlook for first quarter 2016, excluding special items, we expect another quarter of strong margins."

Notable 2015 accomplishments include:

•	Achieved 43rd consecutive year of profitability, with record profits

•	Achieved record 32.7 percent ROIC

•	Earned a record $620 million in profitsharing, a 74.6 percent increase from 2014

•	Returned $1.4 billion to Shareholders through repurchases of $1.2 billion of common stock (approximately 30 million shares) and payment of $180 million in dividends

•	Strengthened our investment grade rating with an upgrade to Baa1 with Moody’s Investor Service and an upgrade to BBB+ with Fitch Ratings

•	Amended and executed our co-branded credit card agreement with Chase Bank USA, N.A. ("Chase") resulting in a second half 2015 GAAP operating revenue benefit of approximately $430 million[4]

•	Revised our future delivery schedule at year-end to reinforce the modernization of our fleet

•	Provided more competition, travel options, and low fares for the Dallas market with our nonstop expansion from Dallas Love Field to 180 daily departures to 50 nonstop destinations

•	Launched service to four international destinations including San Jose and Liberia, Costa Rica; Puerto Vallarta, Mexico; and Belize City, Belize

•	Opened the new five-gate international concourse at Houston's William P. Hobby Airport and relaunched international flights for the first time since 1969 at that airport

•
Announced plans to launch international service from Los Angeles International Airport (LAX) to Liberia, Costa Rica, in April 2016, making LAX our eleventh[5] international gateway airport in the 48 contiguous states

•
Ratified collective bargaining agreements with our Meteorologists, Flight Simulator Technicians, and Dispatchers, following an agreement reached with our Customer Service Agents and Customer Representatives in December 2014

•
Received numerous awards and recognitions, including being named to FORTUNE's 2015 list of World's Most Admired Companies for the 21st consecutive year; being named Airline of the Year by Air Transport World, Domestic Carrier of the Year by the Airforwarders Association, Domestic Airline of the Year by Express Delivery and Logistics Association for the 15th year in a row, Best Low Cost Carrier in North America from Premier Traveler, and one of CR’s 100 Best Corporate Citizens 2015; recognized for Best Redemption Ability, Best Airline Customer Service, and Best Loyalty Credit Card by InsideFlyer for our Rapid Rewards program; and recognized as a 2015 Most Valuable Employer for military by CivilianJobs.com, in addition to the top airline employer and one of the top 20 best employers overall according to Forbes' inaugural list of America's Best Employers for 2015, and as the top airline and the 6th best overall on the Fortune 500 Top 100 Employment Brands

Fourth Quarter Financial Results and Outlook
The Company's fourth quarter 2015 total operating revenues increased 7.5 percent, year-over-year, to $5.0 billion, largely driven by fourth quarter 2015 passenger revenues of $4.6 billion. Operating unit revenues (RASM) decreased 0.7 percent, on an 8.3 percent increase in available seat miles, as compared with fourth quarter 2014. Based on current trends, the Company expects its first quarter 2016 RASM to be in line with its first quarter 2015 RASM.

Fourth quarter 2015 total operating revenues included approximately $125 million, recorded as a result of the amended co-branded credit card agreement with Chase during third quarter 2015 and the required change in accounting methodology. This $125 million net benefit reflects an approximate $175 million increase to other revenues offset by an approximate $50 million reduction to passenger revenues. An estimated first quarter 2016 total operating revenue benefit from the amended Chase agreement of approximately $110 million is included in the Company's first quarter 2016 RASM outlook.

Total operating expenses in fourth quarter 2015 decreased 1.4 percent to $4.0 billion, as compared with fourth quarter 2014. During fourth quarter 2015, the Company expensed $139 million (before profitsharing expense and taxes) related to union contract bonuses, which is a special item. Excluding special items in both periods, total operating expenses were $4.0 billion in fourth quarter 2015, compared with $3.9 billion in fourth quarter 2014.

Fourth quarter 2015 economic fuel costs were $2.03 per gallon, including $.52 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.62 per gallon in fourth quarter 2014, including $.03 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of January 15, 2016, first quarter 2016 economic fuel costs are expected to be approximately $1.70 per gallon, compared with first quarter 2015 economic fuel costs of $2.00 per gallon. As of January 15, 2016, the fair market value of the Company's fuel derivative contracts for 2016 was a net liability of $1.0 billion, and a net liability of $787 million for the hedge portfolio in 2017 and 2018, combined. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, fourth quarter 2015 operating costs increased 8.1 percent from fourth quarter 2014, partially due to the fourth quarter 2015 profitsharing expense of $136 million, compared with $100 million in fourth quarter 2014. Excluding fuel and oil expense, special items, and profitsharing, fourth quarter 2015 operating costs increased 7.0 percent from fourth quarter 2014, and declined 1.1 percent on a unit basis. Based on current trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company expects its first quarter 2016 and annual 2016 unit costs to increase approximately two percent, and approximately one percent, respectively, as compared with the same periods last year driven primarily by the incremental depreciation associated with the accelerated retirement of the Company's Boeing 737-300 and 737-500 fleet. This cost outlook includes the impact of current collective bargaining agreements.

Operating income in fourth quarter 2015 was a fourth quarter record $1.0 billion, compared with $621 million in fourth quarter 2014. Excluding special items, operating income increased 46.1 percent year-over-year to a fourth quarter record $992 million, resulting in a 19.9 percent operating margin.

Other expenses in fourth quarter 2015 were $179 million, compared with $319 million in fourth quarter 2014. This $140 million decrease primarily resulted from $164 million in other losses recognized in fourth quarter 2015, compared with $293 million in other losses recognized in fourth quarter 2014. In both periods, these losses included ineffectiveness and unrealized mark-to-market losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, fourth quarter 2015 had $44 million in other losses, compared with $11 million in fourth quarter 2014, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. First quarter 2016 premium costs related to fuel derivative contracts are currently estimated to be approximately $35 million, compared with $26 million in first quarter 2015. Net interest expense in fourth quarter 2015 was $15 million, compared with $26 million in fourth quarter 2014.

Annual Financial Results
For 2015, total operating revenues increased 6.5 percent to $19.8 billion, which includes a $172 million special revenue adjustment recorded in third quarter 2015 from a required change in accounting methodology as a result of the amended co-branded credit card agreement with Chase. This special item was excluded from the Company's 2015 reported RASM. In addition, the combined impact of the amended agreement and the required change in accounting methodology benefited 2015 total operating revenues by approximately $255 million, the impact of which was included in the Company's 2015 RASM.

Total operating expenses for 2015 were $15.7 billion, including special charges (before profitsharing and taxes) of $39 million associated with the acquisition and integration of AirTran and $334 million associated with union contract bonuses. Operating income for 2015 was a record $4.1 billion, and $4.0 billion, excluding special items, compared with $2.2 billion and $2.4 billion, respectively, in 2014.

Annual net income for 2015 was $2.2 billion, or $3.27 per diluted share, compared with $1.1 billion, or $1.64 per diluted share, for the same period last year. Excluding special items, annual 2015 net income was $2.4 billion, or $3.52 per diluted share, compared with $1.4 billion, or $2.01 per diluted share, for the same period last year.

Balance Sheet and Cash Flows
As of December 31, 2015, the Company had approximately $3.1 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. This does not include $835 million in hedge collateral posted to counterparties at year-end. For 2015, net cash provided by operations was a record $3.24 billion, capital expenditures were $2.04 billion, and assets constructed for others, net of reimbursements, were $78 million, resulting in free cash flow of approximately $1.1 billion. The Company currently estimates its 2016 capital expenditures will be approximately $2.0 billion. The Company repaid $213 million in debt and capital lease obligations during 2015, and is currently scheduled to repay approximately $600 million in debt and capital lease obligations during 2016. During fourth quarter 2015, the Company issued $500 million of 2.65 percent senior unsecured notes due 2020.

In 2015, the Company returned $1.4 billion to its Shareholders through $180 million in dividends, and the repurchase of $1.2 billion in common stock, or approximately 30 million shares. This compares to $1.1 billion returned to Shareholders in 2014. During fourth quarter 2015, the Company received the remaining 3.2 million shares pursuant to the third quarter 2015 $500 million accelerated share repurchase (ASR) program, bringing the total shares repurchased under that ASR program to 12.9 million shares. The Company intends to repurchase an additional $500 million of Southwest common stock under an ASR program expected to be launched soon. Subsequent to the launch of the planned $500 million ASR program, the Company will have $200 million remaining under its existing $1.5 billion share repurchase program, which was authorized in May 2015.

Fleet
The Company ended 2015 with 704 aircraft in its fleet. This reflects the delivery of 19 new Boeing 737-800s and 24 pre-owned Boeing 737-700s, as well as the retirement of four Boeing 737 Classic aircraft during the year. At the end of December 2015, the Company revised its future firm delivery schedule to reflect 33 additional -800s, and the conversion of its remaining 25 -700 firm orders to -800s. In addition, two pre-owned -700s were added to its delivery schedule. The incremental seat gauge and aircraft will be used to replace the capacity associated with the Company's year-end decision to further accelerate the retirement of its Classic fleet to no later than mid-2018, as compared to the previous plan of 2021. The Company continues to plan for modest year-over-year fleet growth through 2018 of no more than two percent, on average. The revised delivery schedule is currently estimated to increase the Company's firm aircraft capital commitments by $400 million beyond 2015. Replacing the Boeing 737-300s and Boeing 737-500s with more efficient and cost-effective aircraft is expected to provide significant cost savings. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Conference Call
Southwest will discuss its fourth quarter and annual 2015 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://investors.southwest.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, free cash flow, and "economic" results. In addition, information regarding special items and ROIC is included in the accompanying reconciliation tables.
2Generally Accepted Accounting Principles in the United States.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues, excluding special items. See Note Regarding Use of Non-GAAP Financial Measures.
4Additional information regarding the amended agreement with Chase and the required change in accounting methodology is included in the Financial Results section of this release.
5Excludes gateway airports only serving San Juan, Puerto Rico.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook, projected results of operations, and other factors expected to impact them; (ii) the Company’s expected share repurchases; (iii) the Company's plans and expectations related to managing risk associated with volatile jet fuel prices; (iv) the Company’s capacity and fleet plans and expectations; (v) the Company’s financial and operational goals and strategies; (vi) the Company's network plans, including its plans with respect to international operations; and (vii) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and its capital lease obligations) and capital expenditures. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company's business decisions, plans, and strategies; (iii) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions;  (iv) the Company's dependence on third parties, in particular with respect to its fleet plans; (v) the impact of governmental regulations and other governmental actions related to the Company's operations; (vi) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Percent Change	2015	2014	Percent Change
OPERATING REVENUES:
Passenger	$4,553	$4,409	3.3	$18,299	$17,658	3.6
Freight	45	46	(2.2)	179	175	2.3
Special Revenue Adjustment	—	—	—	172	—	n.m.
Other	379	173	119.1	1,170	772	51.6
Total operating revenues	4,977	4,628	7.5	19,820	18,605	6.5

OPERATING EXPENSES:
Salaries, wages, and benefits	1,659	1,390	19.4	6,383	5,434	17.5
Fuel and oil	798	1,167	(31.6)	3,616	5,293	(31.7)
Maintenance materials and repairs	276	244	13.1	1,005	978	2.8
Aircraft rentals	59	68	(13.2)	238	295	(19.3)
Landing fees and other rentals	279	262	6.5	1,166	1,111	5.0
Depreciation and amortization	263	251	4.8	1,015	938	8.2
Acquisition and integration	6	48	(87.5)	39	126	(69.0)
Other operating expenses	611	577	5.9	2,242	2,205	1.7
Total operating expenses	3,951	4,007	(1.4)	15,704	16,380	(4.1)

OPERATING INCOME	1,026	621	65.2	4,116	2,225	85.0

OTHER EXPENSES (INCOME):
Interest expense	28	32	(12.5)	121	130	(6.9)
Capitalized interest	(9)	(5)	80.0	(31)	(23)	34.8
Interest income	(4)	(1)	300.0	(9)	(7)	28.6
Other (gains) losses, net	164	293	(44.0)	556	309	79.9
Total other expenses	179	319	(43.9)	637	409	55.7

INCOME BEFORE INCOME TAXES	847	302	180.5	3,479	1,816	91.6
PROVISION FOR INCOME TAXES	311	112	177.7	1,298	680	90.9
NET INCOME	$536	$190	182.1	$2,181	$1,136	92.0

NET INCOME PER SHARE:
Basic	$0.83	$0.28	196.4	$3.30	$1.65	100.0
Diluted	$0.82	$0.28	192.9	$3.27	$1.64	99.4

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	648	677	(4.3)	661	687	(3.8)
Diluted	656	686	(4.4)	669	696	(3.9)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Percent Change	2015	2014	Percent Change
Operating revenues, as reported	$4,977	$4,628		$19,820	$18,605
Deduct: Special revenue adjustment	—	—		(172)	—
Operating revenues, Non-GAAP	$4,977	$4,628	7.5	$19,648	$18,605	5.6

Fuel and oil expense, unhedged	$728	$1,150		$3,362	$5,321
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	70	17		254	(28)
Fuel and oil expense, as reported	$798	$1,167		$3,616	$5,293
Add (Deduct): Net impact from fuel contracts (1)	179	(1)		323	(28)
Fuel and oil expense, economic	$977	$1,166	(16.2)	$3,939	$5,265	(25.2)

Total operating expenses, as reported	$3,951	$4,007		$15,704	$16,380
Add (Deduct): Net impact from fuel contracts (1)	179	(1)		323	(28)
Deduct: Union contract bonuses	(139)	(9)		(334)	(9)
Deduct: Acquisition and integration costs	(6)	(48)		(39)	(126)
Add: Litigation settlement	—	—		37	—
Total operating expenses, non-GAAP	$3,985	$3,949	0.9	$15,691	$16,217	(3.2)
Deduct: Fuel and oil expense, non-GAAP (economic)	(977)	(1,166)		(3,939)	(5,265)
Operating expenses, non-GAAP excluding Fuel and oil expense	$3,008	$2,783	8.1	$11,752	$10,952	7.3
Deduct: Profitsharing expense	(136)	(100)		(620)	(355)
Operating expenses, non-GAAP excluding profitsharing and fuel	$2,872	$2,683	7.0	$11,132	$10,597	5.0

Operating income, as reported	$1,026	$621		$4,116	$2,225
Add (Deduct): Net impact from fuel contracts (1)	(179)	1		(323)	28
Deduct: Special revenue adjustment	—	—		(172)	—
Add: Union contract bonuses	139	9		334	9
Add: Acquisition and integration costs	6	48		39	126
Deduct: Litigation settlement	—	—		(37)	—
Operating income, non-GAAP	$992	$679	46.1	$3,957	$2,388	65.7

Other (gains) losses, net, as reported	$164	$293		$556	$309
Deduct: Net impact from fuel contracts (1)	(120)	(282)		(436)	(252)
Other (gains) losses, net, non-GAAP	$44	$11	300.0	$120	$57	110.5

(1) See Reconciliation of Impact from Fuel Contracts.

Reconciliation of Reported Amounts to Non-GAAP (Continued)

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Percent Change	2015	2014	Percent Change
Net income, as reported	$536	$190		$2,181	$1,136
Add (Deduct): Net impact from fuel contracts (1)	(59)	283		113	280
Add (Deduct): Income tax impact of fuel contracts	22	(105)		(42)	(104)
Deduct: Special revenue adjustment (2)	—	—		(108)	—
Add: Union contract bonuses (2)	88	6		210	6
Add: Acquisition and integration costs (2)	4	30		24	79
Deduct: Litigation settlement (2)	—	—		(23)	—
Net income, non-GAAP	$591	$404	46.3	$2,355	$1,397	68.6

Net income per share, diluted, as reported	$0.82	$0.28		$3.27	$1.64
Add (Deduct): Net impact from fuel contracts (2)	(0.09)	0.26		0.06	0.25
Add: Impact of special items (2)	0.17	0.05		0.19	0.12
Net income per share, diluted, non-GAAP	$0.90	$0.59	52.5	$3.52	$2.01	75.1

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$11	$1	$72	$(4)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	168	(2)	251	(24)
Impact from fuel contracts to Fuel and oil expense	$179	$(1)	$323	$(28)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(11)	$(1)	$(72)	$4
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(168)	2	(251)	24
Impact from fuel contracts to Operating Income	$(179)	$1	$(323)	$28

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(102)	$(246)	$(373)	$(251)
Ineffectiveness from fuel hedges settling in future periods	(7)	(35)	9	(5)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(11)	(1)	(72)	4
Impact from fuel contracts to Other (gains) losses, net	$(120)	$(282)	$(436)	$(252)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$102	$246	$373	$251
Ineffectiveness from fuel hedges settling in future periods	7	35	(9)	5
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(168)	2	(251)	24
Impact from fuel contracts to Net Income (2)	$(59)	$283	$113	$280

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Revenue passengers carried	30,368,454	27,894,107	8.9%	118,171,211	110,496,912	6.9%
Enplaned passengers	37,039,737	34,065,219	8.7%	144,574,882	135,767,188	6.5%
Revenue passenger miles (RPMs)(000s)(1)	29,727,972	26,767,655	11.1%	117,499,879	108,035,133	8.8%
Available seat miles (ASMs)(000s)(2)	35,367,574	32,647,338	8.3%	140,501,409	131,003,957	7.2%
Load factor (3)	84.1%	82.0%	2.1 pts.	83.6%	82.5%	1.1 pts.
Average length of passenger haul (miles)	979	960	2.0%	994	978	1.6%
Average aircraft stage length (miles)	748	722	3.6%	750	721	4.0%
Trips flown	319,178	309,271	3.2%	1,267,358	1,255,502	0.9%
Seats flown (4)	46,628,216	44,699,858	4.3%	184,955,094	179,733,055	2.9%
Seats per trip (5)	146.09	144.53	1.1%	145.94	143.16	1.9%
Average passenger fare (11)	$149.94	$158.06	(5.1)%	$154.85	$159.80	(3.1)%
Passenger revenue yield per RPM (cents)(6)(11)	15.32	16.47	(7.0)%	15.57	16.34	(4.7)%
RASM (cents)(7)	14.07	14.17	(0.7)%	13.98	14.20	(1.5)%
PRASM (cents)(8)(11)	12.87	13.50	(4.7)%	13.02	13.48	(3.4)%
CASM (cents)(9)	11.17	12.27	(9.0)%	11.18	12.50	(10.6)%
CASM, excluding Fuel and oil expense (cents)	8.91	8.69	2.5%	8.61	8.46	1.8%
CASM, excluding special items (cents)	11.27	12.10	(6.9)%	11.17	12.38	(9.8)%
CASM, excluding Fuel and oil expense and special items (cents)	8.51	8.52	(0.1)%	8.37	8.36	0.1%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.13	8.22	(1.1)%	7.93	8.09	(2.0)%
Fuel costs per gallon, including fuel tax (unhedged)	$1.51	$2.59	(41.7)%	$1.76	$2.95	(40.3)%
Fuel costs per gallon, including fuel tax	$1.65	$2.63	(37.3)%	$1.90	$2.93	(35.2)%
Fuel costs per gallon, including fuel tax (economic)	$2.03	$2.62	(22.5)%	$2.07	$2.92	(29.1)%
Fuel consumed, in gallons (millions)	481	443	8.6%	1,901	1,801	5.6%
Active fulltime equivalent Employees	49,583	46,278	7.1%	49,583	46,278	7.1%
Aircraft at end of period (10)	704	665	5.9%	704	665	5.9%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue, excluding special items, divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period. Year ended 2015 RASM excludes a $172 million one-time non-cash special revenue adjustment. Additional information regarding this special item is provided in the Financial Results section of this release and the accompanying reconciliation tables.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(10) Aircraft in the Company's fleet at end of period, less Boeing 717-200s removed from service in preparation for transition out of the fleet.
(11) Refer to the Financial Results section of this release for additional information regarding the impact from the amended co-branded credit card agreement with Chase.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2015	December 31, 2014
Operating Income, as reported	$4,116	$2,225
Special revenue adjustment	(172)	—
Union contract bonuses	334	9
Net impact from fuel contracts	(323)	28
Acquisition and integration costs	39	126
Litigation settlement	(37)	—
Operating Income, non-GAAP	$3,957	$2,388
Net adjustment for aircraft leases (1)	114	133
Adjustment for fuel hedge accounting	(124)	(62)
Adjusted Operating Income, non-GAAP	$3,947	$2,459

Average invested capital (2)	$11,037	$11,470
Equity adjustment for hedge accounting	1,027	104
Adjusted average invested capital	$12,064	$11,574

ROIC, pre-tax	32.7%	21.2%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital is an average of the five most recent quarter balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
ASSETS		See note
Current assets:
Cash and cash equivalents	$1,583	$1,282
Short-term investments	1,468	1,706
Accounts and other receivables	474	365
Inventories of parts and supplies, at cost	311	342
Prepaid expenses and other current assets	188	232
Total current assets	4,024	3,927
Property and equipment, at cost:
Flight equipment	19,462	18,473
Ground property and equipment	3,219	2,853
Deposits on flight equipment purchase contracts	1,089	566
Assets constructed for others	915	621
	24,685	22,513
Less allowance for depreciation and amortization	9,084	8,221
	15,601	14,292
Goodwill	970	970
Other assets	717	534
	$21,312	$19,723
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,188	$1,203
Accrued liabilities	2,591	1,565
Air traffic liability	2,990	2,897
Current maturities of long-term debt	637	258
Total current liabilities	7,406	5,923

Long-term debt less current maturities	2,541	2,434
Deferred income taxes	2,490	2,782
Construction obligation	757	554
Other noncurrent liabilities	760	1,255
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,374	1,315
Retained earnings	9,409	7,416
Accumulated other comprehensive loss	(1,051)	(738)
Treasury stock, at cost	(3,182)	(2,026)
Total stockholders' equity	7,358	6,775
	$21,312	$19,723

Note: The Company adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes, utilizing retrospective application as permitted. As such, certain prior period amounts have been reclassified to conform to the current presentation. In the Condensed Consolidated Balance Sheet as of December 31, 2014, the Company has reclassified $477 million from Deferred income taxes in current assets to Deferred income taxes within non-current liabilities.

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$536	$190	$2,181	$1,136
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	263	251	1,015	938
Unrealized (gain) loss on fuel derivative instruments	(59)	283	113	279
Deferred income taxes	(70)	28	(109)	501
Changes in certain assets and liabilities:
Accounts and other receivables	(2)	137	(88)	54
Other assets	64	149	103	142
Accounts payable and accrued liabilities	538	122	961	36
Air traffic liability	(523)	(480)	94	326
Cash collateral provided to derivative counterparties	(357)	(241)	(570)	(233)
Other, net	(66)	(236)	(462)	(277)
Net cash provided by operating activities	324	203	3,238	2,902

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(810)	(467)	(2,041)	(1,748)
Assets constructed for others	(26)	(22)	(102)	(80)
Purchases of short-term investments	(603)	(736)	(1,986)	(3,080)
Proceeds from sales of short-term and other investments	490	758	2,223	3,185
Other, net	3	(1)	(7)	(4)
Net cash used in investing activities	(946)	(468)	(1,913)	(1,727)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	500	300	500	300
Proceeds from Employee stock plans	16	14	46	110
Reimbursement for assets constructed for others	10	1	24	27
Proceeds from termination of interest rate derivative instruments	—	—	12	—
Payments of long-term debt and capital lease obligations	(43)	(394)	(213)	(561)
Payments of cash dividends	—	—	(180)	(139)
Repayment of construction obligation	(2)	(3)	(10)	(11)
Repurchase of common stock	—	(200)	(1,180)	(955)
Other, net	(16)	(3)	(23)	(19)
Net cash provided by (used in) financing activities	465	(285)	(1,024)	(1,248)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(157)	(550)	301	(73)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,740	1,832	1,282	1,355

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,583	$1,282	$1,583	$1,282

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 15, 2016

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	1Q 2016 (2)	Full Year 2016 (2)
$15	$1.20 - $1.25	$1.30 - $1.35
$25	$1.45 - $1.50	$1.50 - $1.55
Current Market (1)	$1.65 - $1.70	$1.70 - $1.75
$45	$2.00 - $2.05	$1.95 - $2.00
$55	$2.30 - $2.35	$2.15 - $2.20

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
First quarter 2016 (3)	—
Full year 2016	Approx. 20%
2017	Approx. 65%
2018	Approx. 35%

(1) Brent crude oil average market prices as of January 15, 2016, were approximately $30 and $33 per barrel for first quarter 2016 and full year 2016, respectively.

(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 15, 2016.

(3) The Company is effectively unhedged for the first quarter 2016 at current price levels. A majority of the financial impact of the derivative contracts currently held for the quarter is locked-in and is included in the economic jet fuel price simulations above.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2015

	The Boeing Company			The Boeing Company
	737 NG			737 MAX
	-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2016	36	—	17	—	—		—	53
2017	35	—	14	—	14		—	63
2018	18	18	4	—	13		—	53
2019	—	—	—	15	10		—	25
2020	—	—	—	14	22		—	36
2021	—	—	—	1	33		18	52
2022	—	—	—	—	30		19	49
2023	—	—	—	—	24		23	47
2024	—	—	—	—	24		23	47
2025	—	—	—	—	—		36	36
2026	—	—	—	—	—		36	36
2027	—	—	—	—	—		36	36
	89	18	35	30	170	(1)	191	533

(1) The Company has flexibility to substitute MAX 7 in lieu of MAX 8 firm orders beginning in 2019.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include a one-time Special revenue adjustment due to the July 2015 amended co-branded credit card agreement (the "Agreement") with Chase Bank USA, N.A. and the resulting change in accounting methodology, expenses associated with the Company’s acquisition and integration of AirTran, a gain resulting from a litigation settlement received in January 2015, and union contract bonuses recorded for certain workgroups. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company’s acquisition of AirTran, which closed on May 2, 2011, the Company incurred substantial charges associated with integration of the two companies through the effective completion date of the integration process. The Company does not expect to incur any further Acquisition and integration costs beyond 2015.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2015, the Company generated $1.1 billion in free cash flow, calculated as operating cash flows of $3.2 billion less capital expenditures of $2.0 billion less assets constructed for others of $102 million plus reimbursements for assets constructed for others of $24 million. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).
SW-QFS